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                                                                    EXHIBIT 16.1


December 7, 1998

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Re:  Prodigy Communications Corporation

Dear Sirs/Madam:

We have read the statements made under the heading "Experts" contained in the Prospectus, which is part of Amendment No. 1 to the Registration Statement Form S-1 of the Prodigy Communications Corporation and agree with such statements except that we have no basis to agree or disagree with the statements made in (a) the first and second paragraphs, (b) clause (ii) of the third sentence of the third paragraph, and (c) the second and third sentences of the fourth paragraph.

Sincerely,


/s/ Deloitte & Touche LLP